UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 8, 2011

US FARMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27487	88-0350156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5405 Alton Parkway # 5A393 Irvine, California	92604
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (951) 258-9864

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Items 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

On March 8, 2011, the Registrant accepted the resignations from Yan Skwara as president,chief executive officer, chief financial officer and chairman of the board of directors. Effective on the same date to fill the vacancies created by Mr. Skwara’s resignation, the Registrant appointed Jim Farooquee as president, chief executive officer, chief financial officer and chairman of the board of directors. The Registrant and Mr. Farooquee are currently in the processes of finalizing an employment agreement; however, as of the date hereof there is not a written employment agreement in place.

On March 9, 2011, the Registrant accepted the resignations from Rick Hogan as the Registrant’s chief operating officer and member of the board of directors. At this time, no one has been chosen to fill the vacancies left by the resignations of Mr. Hogan.

As of the date hereof, Mr. Farooquee is the sole officer and director of the Registrant.

Jim Farooquee -  Mr. Farooquee with association of CBR Commercial, a Real Estate broker, brings several decade of experience in investing, developing and sales of residential and commercial Real Estate. Mr. Farooquee has been an entrepreneur for 30 years; building his high tech firm with a $12,000 investment in 1987 to over $400,000,000 in 1994 as the CEO he sold his position of New York Stock exchange listed company.  He brings vast knowledge of mergers and acquisitions and strategic partnership with like minded investors and financial partners. His extensive background in Green Energy technologies and Real Estate project development gives him the ability to bring together right people, talents and products-technologies into practical projects.

Having years of experience running a public company Mr. Farooquee negotiated multi million dollar deals and brought several rounds of investments dollars worth over one hundred million dollars to the company. An expert in mergers, acquisitions, financing and investment strategies Mr. Farooquee feels right at home to provide assistance, support and reinforcement to this project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US Farms, Inc.

By: /s/ Jim Farooquee

Date: March 14, 2011

Jim Farooquee, Chief Executive Officer